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                                                                    EXHIBIT 15.1


                   AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         RE:  Pride International, Inc. Quarterly Report on Form 10-Q

         We are aware that our report dated May 13, 2002 on our review of interim financial information of Pride International, Inc. (the "Company") as of March 31, 2002 and for the three-month periods ended March 31, 2002 and 2001 and included in the Company's quarterly report on Form 10-Q is incorporated by reference in Post-Effective Amendment No. 1 on Form S-8 to the Company's Registration Statement on Form S-4 (Registration Nos. 333-66644 and 333-66644-01) and in its Registration Statements on Form S-3 (Registration Nos. 333-40302, 333-40014 and 333-44925).

Very truly yours,

PricewaterhouseCoopers LLP

Houston, Texas
May 14, 2002